EXHIBIT 99.1

EAGLE FINANCIAL SERVICES, INC. ANNOUNCES

2019 SECOND QUARTER DIVIDEND AND

FINANCIAL RESULTS

Contact:	Kathleen J. Chappell, Senior Vice President and CFO	540-955-2510 kchappell@bankofclarke.com

BERRYVILLE, VIRGINIA (July 17, 2019) – Eagle Financial Services, Inc. (OTCQX: EFSI) (the “Company”), the holding company for Bank of Clarke County, whose divisions include Eagle Investment Group, reported quarterly earnings and continued strong performance for the second quarter of 2019. Additionally, on July 17, 2019, the Board of Directors announced a quarterly common stock cash dividend of $0.25 per common share, payable on August 14, 2019, to shareholders of record on July 31, 2019. Select highlights for the second quarter include:

•	Net Income of $2.1 million

•	Loan growth of $20.0 million

•	Deposit growth of $23.5 million

•	Net Interest Margin of 4.02%

•	Basic and diluted earnings per share of $0.62

Brandon Lorey, President and CEO stated “The Company continued its strong financial performance for the second quarter of 2019. Considering continued pressure on loan yields and the cost of deposits, we are focused on the maintenance of our net interest margin and dedicated to growing the balance sheet with new loan and deposit relationships and increasing net interest income levels. Although we have experienced increases in noninterest expenses, the Company is mindful of the need to maintain the current and improve future efficiency levels. I’d like to add that I am extremely proud to be associated with the fifth oldest financial institution in the Commonwealth of Virginia as well as only the ninth president in its history. My sincere compliments and congratulations to John Milleson, the Company’s recently retired President and CEO, for handing over such a successful organization.”

Income Statement Review

Net income of $2.1 million for the quarter ended June 30, 2019 decreased $446,000 and $395,000, respectively, when compared to net income of $2.6 million for the quarter ended March 31, 2019 and net income of $2.5 million for the quarter ended June 30, 2018. Much of these decreases related to increases in noninterest expenses, the details of which are discussed below.

Net interest income increased $64,000 or 0.84% from the quarter ended March 31, 2019. This increase in net interest income was driven mostly by the increased loan volume experienced by the Bank during the quarter. Net interest income increased 3.61% or $268,000 from $7.4 million for the quarter ended June 30, 2018 to $7.7 million for the quarter ended June 30, 2019. This increase is attributed to increased loan volume and yield.

Total loan interest income was $7.7 million and $7.5 million for the quarters ended June 30 and March 31, 2019, respectively. For the quarter ended June 30, 2018, total loan interest income was $7.0 million. Average loans for the quarter ended June 30, 2019 were $626.6 million compared to $608.3 million for the quarter ended March 31, 2019. Total average accruing loans were $622.6 million for the three months ended June 30, 2019 and $606.0 million for the quarter ended March 31, 2019. For the second quarter of 2018, total average loans were $581.4 million and average accruing loans were $577.8 million. The tax equivalent yield on average loans for the quarters ended June 30 and March 31, 2019 was 4.94% and 5.03%, respectively. The tax equivalent yield on loans for the quarter ended June 30, 2018 was 4.85%. Interest income from the investment portfolio was $1.0 million for the quarters ended June 30, 2019 and March 31, 2019. Average investments were $143.3 million for the quarter ended June 30, 2019 and $144.1 million for the quarter ended March 31, 2019. Interest income from the investment portfolio was $953,000 for the quarter ended June 30, 2018 while average investments were $136.1 million for the same time period.

Total interest expense was $1.0 million for the three months ended June 30, 2019 and $967,000 for the quarter ended March 31, 2019. When compared to the quarter ended March 31, 2019, the average cost of interest-bearing liabilities increased five basis points to 0.92% for the quarter ended June 30, 2019. The average balance of interest-bearing liabilities increased by $13.2 million from the quarter ended March 31, 2019. The net interest margin was 4.02% for the quarter ended June 30, 2019 and 4.14% for the quarter March 31, 2019. For the quarter ended June 30, 2018, total interest expense was $573,000 and the net interest margin was 4.17%.

The Company’s net interest margin is not a measurement under accounting principles generally accepted in the United States (GAAP), but it is a common measure used by the financial services industry to determine how profitably earning assets are funded. The Company’s net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets. Tax equivalent net interest income is calculated by grossing up interest income for the amounts that are non-taxable (i.e., municipal income) then subtracting interest expense. The tax rate utilized is 21%. The table at the end of this document reconciles tax-equivalent net interest income, which is not a measurement under GAAP, to net interest income.

Non-interest income was $1.9 million and $1.8 million for the quarters ended June 30 and March 31, 2019, respectively. When comparing the quarter ended June 30, 2019 to the quarter ended March 31, 2019, fees from fiduciary activities increased $94,000 or 33.33%. Fees from fiduciary activities increased $77,000 or 25.75% from the quarter ended June 30, 2018 to the same period in 2019. These increases resulted mostly from the collection of some one-time fees during the second quarter of 2019. The amount of income from fiduciary activities is determined by the number of active accounts and total assets under management. Also, income fluctuated due to changes in market value. These fluctuations do not necessarily indicate future results. Other service charges and fees increased $120,000 when comparing the three months ended June 30, 2019 to the same period ended March 31, 2019. Other service charges and fees increased $143,000 when comparing the three months ended June 30, 2019 to the same period ended June 20, 2018. These increases were mostly driven by the increases in ATM fees and commissions from sales of non-deposit investments. Other operating income decreased by $60,000 or 67.42% when comparing the three months ended June 30, 2019 to the three months ended March 31, 2019. The Company usually adjusts its ownership interest in Bankers Insurance, LLC in the first quarter of its calendar year based upon Bankers Insurance, LLC most recent schedule K-1. During the first quarter of 2019, the increase in ownership adjustment was $81,000 and resulted in an increase to other operating income. Other operating income increased by $13,000 or 81.25% when comparing the quarter ended June 30, 2019 to the same period ended June 30, 2018. This increase related to additional commissions and profit earned and recorded from the Bank’s investment in Bankers Insurance, LLC and Plexus Fund IV during the quarter ended June 30, 2019. The Plexus Fund IV is a Small Business Investment Company fund.

Noninterest expense increased $593,000 to $6.8 million when comparing the quarter ended March 31, 2019 to the quarter ended June 30, 2019. This increase is mostly attributed to the increase in salaries and employee benefits expense, more specifically employee incentive expense. Based upon the status of employee incentive goals at June 30, 2019, an accrual of approximately $275,000 was recorded. When compared to the $6.2 million for the quarter ended June 30, 2018, noninterest expense was $658,000 or 10.67% higher for the quarter ended June 30, 2019. This increase also relates to increased employee incentive expense as well as increased data processing fees. Data processing fees increased $185,000 when comparing the three-month period ended June 30, 2019 to the same period in 2018. The Company anticipated increased data processing fees when it moved its in-house core banking software to a service bureau environment. The Company migrated to a service bureau environment in late June 2018.

Asset Quality and Provision for Loan Losses

Nonperforming assets consist of loans 90 days past due and still accruing interest, nonaccrual loans, other real estate owned (foreclosed properties), and repossessed assets. At June 30, 2019, nonperforming assets were $5.0 million or 0.61% of total assets, an increase of $1.7 million when compared to the $3.4 million at March 31, 2019. During the second quarter of 2019, the Bank placed nine loans totaling approximately $2.3 million on non-accrual status while one non-accrual loan totaling approximately $133,000 has been paid off. Over 80% of the $2.3 million added to non-accrual status during the quarter was comprised of two large real estate loans. One of these loans, a $1.3 million loan, has been paid off subsequent to June 30, 2019. Other changes to non-accrual loan balances resulted from loan payments. Management regularly evaluates the financial condition of borrowers with loans on non-accrual status and the value of any collateral on these loans. The results of these evaluations are used to estimate the amount of losses which may be realized on the disposition of these non-accrual loans. The majority of the non-accrual loans are secured by real estate. No real estate assets had been foreclosed upon during the second quarter of 2019 while one had been sold during the period. Loans greater than 90 days past due and still accruing totaled $68,000 at June 30, 2019, an increase of $68,000 from March 31, 2019. At June 30, 2018, there were no loans greater than 90 days past due and still accruing. Nonperforming assets were $4.1 million or 0.53% of total assets at June 30, 2018.

The Company may, under certain circumstances, restructure loans in troubled debt restructurings as a concession to a borrower when the borrower is experiencing financial distress. Formal, standardized loan restructuring programs are not utilized by the Company. Each loan considered for restructuring is evaluated based on customer circumstances and may include modifications to one or more loan provision. Such restructured loans are included in impaired loans but may not necessarily be nonperforming loans. At June 30, 2019, the Company had 19 troubled debt restructurings totaling $3.4 million, of which 13 loans, totaling $2.5 million, were considered performing loans.

The Company realized $906,000 in net charge offs for the quarter ended June 30, 2019 compared to $35,000 in net recoveries for the three months ended March 31, 2019. For the quarter ended June 30, 2018, the Company realized net recoveries of $115,000. The Company recorded a provision for loan losses of $256,000 and $194,000 for the quarters ended June 30, 2019 and March 31, 2019, respectively. For the quarter ended June 30, 2018, a negative provision for loan losses of $97,000 was recorded. The allowance for loan losses was $5.0 million, or 0.79% of total outstanding loans at June 30, 2019 and $5.7 million or 0.92% of total outstanding loans at March 31, 2019. At June 30, 2018, the allowance for loan losses was $4.5 million or 0.78% of total outstanding loans. The amount of provision for loan losses during each quarter reflects the results of the Bank’s analysis used to determine the adequacy of the allowance for loan losses. The Company is committed to maintaining an allowance at a level that adequately reflects the risk inherent in the loan portfolio.

Total Consolidated Assets

Total consolidated assets of the Company at June 30, 2019 were $833.5 million, which represented an increase of $24.8 million or 3.06% from total assets of $808.7 million at March 31, 2019. Total loans increased from $619.2 million at March 31, 2019 to $639.2 million at June 30, 2019. Total securities available for sale decreased from $145.1 million at March 31, 2019 to $142.9 million at June 30, 2019. At June 30, 2018, total consolidated assets were $775.2 million while total loans were $586.8 million and total securities available for sale were $139.5 million.

Deposits and Other Borrowings

Total deposits were $730.9 million at June 30, 2019. This reflects an increase of 3.32% or $23.5 million from $707.4 million at March 31, 2019. At June 30, 2018, total deposits were $682.1 million. There were no outstanding borrowings with the Federal Home Loan Bank of Atlanta at June 30, 2019 and 2018 as well as at March 31, 2019.

Equity

Shareholders’ equity at June 30, 2019 was $92.7 million, reflecting an increase of $1.6 million from $91.2 million at March 31, 2019. At June 30, 2018 shareholders’ equity was $84.8 million. The book value of the Company at June 30, 2019 was $27.22 per common share. Total common shares outstanding were 3,431,516 at June 30, 2019. On July 17, 2019, the board of directors declared a $0.25 per common share cash dividend for shareholders of record as of July 31, 2019, and payable on August 14, 2019.

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements relate to the Company’s future operations and are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import. Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. For details on factors that could affect expectations, see the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, and other filings with the Securities and Exchange Commission.

EAGLE FINANCIAL SERVICES, INC.

KEY STATISTICS

	For the Three Months Ended
	2Q18	1Q19	4Q18	3Q18	2Q18
Net Income (dollars in thousands)	$2,126	$2,572	$2,081	$1,860	$2,521
Earnings per share, basic	$0.62	$0.74	$0.60	$0.54	$0.73
Earnings per share, diluted	$0.62	$0.74	$0.60	$0.54	$0.73

Return on average total assets	1.04%	1.31%	1.05%	0.94%	1.31%
Return on average total equity	9.37%	11.74%	9.65%	8.68%	12.12%
Dividend payout ratio	40.32%	33.78%	40.00%	44.44%	31.51%
Fee revenue as a percent of total revenue	19.33%	17.30%	17.52%	19.39%	18.15%

Net interest margin(1)	4.02%	4.14%	4.05%	4.04%	4.17%
Yield on average earning assets	4.57%	4.67%	4.48%	4.42%	4.49%
Yield on average interest-bearing liabilities	0.92%	0.87%	0.73%	0.64%	0.53%
Net interest spread				3.78%	3.96%
Tax equivalent adjustment to net interest income (dollars in thousands)	$88	$93	$98	$99	$102

Non-interest income to average assets	0.92%	0.94%	0.81%	0.91%	0.87%
Non-interest expense to average assets	3.34%	3.17%	3.06%	3.70%	3.21%

Efficiency ratio(2)	70.68%	65.18%	66.05%	78.36%	67.11%

(1)

The net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets. Tax equivalent interest income is calculated by grossing up interest income for the amounts that are non-taxable (i.e., municipal income) then subtracting interest expense. The rate utilized is 21%. See the table below for the quarterly tax equivalent net interest income and the reconciliation of net interest income to tax equivalent net interest income. The Company’s net interest margin is a common measure used by the financial service industry to determine how profitable earning assets are funded. Because the Company earns a fair amount of non-taxable interest income due to the mix of securities in its investment security portfolio, net interest income for the ratio is calculated on a tax equivalent basis as described above.

(2)

The efficiency ratio is not a measurement under accounting principles generally accepted in the United States. It is calculated by dividing non-interest expense by the sum of tax equivalent net interest income and non-interest income excluding gains and losses on the investment portfolio and sales of repossessed assets. The tax rate utilized is 21%. See the table below for the quarterly tax equivalent net interest income and a reconciliation of net interest income to tax equivalent net interest income. The Company calculates this ratio in order to evaluate its overhead structure or how effectively it is operating. An increase in the ratio from period to period indicates the Company is losing a larger percentage of its income to expenses. The Company believes that the efficiency ratio is a reasonable measure of profitability.

EAGLE FINANCIAL SERVICES, INC.

SELECTED FINANCIAL DATA BY QUARTER

	2Q19	1Q19	4Q18	3Q18	2Q18
BALANCE SHEET RATIOS
Loans to deposits	87.45%	87.53%	86.31%	86.32%	86.03%
Average interest-earning assets to average-interest bearing liabilities	167.00%	167.37%	168.35%	168.16%	166.67%
PER SHARE DATA
Dividends	$0.25	$0.25	$0.24	$0.24	$0.23
Book value	27.22	26.50	25.58	24.58	24.57
Tangible book value	27.22	26.50	25.58	24.58	24.57
SHARE PRICE DATA
Closing price	$31.00	$30.55	$30.99	$37.30	$35.99
Diluted earnings multiple(1)	12.50	10.32	12.91	17.27	12.33
Book value multiple(2)	1.14	1.15	1.21	1.52	1.46
COMMON STOCK DATA
Outstanding shares at end of period	3,431,516	3,459,549	3,445,914	3,473,833	3,473,555
Weighted average shares outstanding	3,425,305	3,458,213	3,469,048	3,474,246	3,465,601
Weighted average shares outstanding, diluted	3,425,305	3,458,213	3,469,048	3,474,246	3,465,601
CAPITAL RATIOS
Total equity to total assets	11.13%	11.28%	10.96%	10.79%	10.94%
CREDIT QUALITY
Net charge-offs to average loans	0.58%	-0.02%	-0.14%	-0.02%	-0.08%
Total non-performing loans to total loans	0.79%	0.53%	0.46%	0.19%	0.19%
Total non-performing assets to total assets	0.61%	0.42%	0.37%	0.40%	0.53%
Non-accrual loans to:
total loans	0.78%	0.53%	0.35%	0.19%	0.19%
total assets	0.60%	0.40%	0.26%	0.15%	0.14%
Allowance for loan losses to:
total loans	0.79%	0.92%	0.90%	0.79%	0.78%
non-performing assets	99.84%	168.39%	186.91%	148.30%	110.42%
non-accrual loans	101.21%	173.85%	257.60%	411.62%	413.83%
NON-PERFORMING ASSETS:
(dollars in thousands)
Loans delinquent over 90 days	$68	$—	$695	$—	$—
Non-accrual loans	4,975	3,270	2,118	1,145	1,099
Other real estate owned and repossessed assets	—	106	106	2,033	3,020
NET LOAN CHARGE-OFFS (RECOVERIES):
(dollars in thousands)
Loans charged off	$960	$10	$50	$18	$30
(Recoveries)	(54)	(45)	(264)	(43)	(145)
Net charge-offs (recoveries)	906	(35)	(214)	(25)	(115)
PROVISION FOR LOAN LOSSES (dollars in thousands)	$256	$194	$529	$140	$(97)
ALLOWANCE FOR LOAN LOSS SUMMARY
(dollars in thousands)
Balance at the beginning of period	$5,685	$5,456	$4,713	$4,548	$4,530
Provision	256	194	529	140	(97)
Net charge-offs (recoveries)	906	(35)	(214)	(25)	(115)
Balance at the end of period	$5,035	$5,685	$5,456	$4,713	$4,548

(1)

The diluted earnings multiple is calculated by dividing the period’s closing market price per share by the annualized diluted earnings per share for the period. The diluted earnings multiple is a measure of how much an investor may be willing to pay for $1.00 of the Company’s earnings.

(2)

The book value multiple (or price to book ratio) is calculated by dividing the period’s closing market price per share by the period’s book value per share. The book value multiple is a measure used to compare the Company’s market value per share to its book value per share.

EAGLE FINANCIAL SERVICES, INC.

CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	Unaudited	Unaudited	Audited	Unaudited	Unaudited
	6/30/2019	3/31/2019	12/31/2018	9/30/2018	6/30/2018
Assets
Cash and due from banks	$18,133	$12,214	$18,353	$13,176	$14,823
Federal funds sold	228	—	—	—	88
Securities available for sale, at fair value	142,864	145,145	145,468	141,566	139,491
Loans, net of allowance for loan losses	634,161	613,523	601,371	593,754	582,289
Bank premises and equipment, net	19,152	19,209	19,083	19,504	19,452
Other assets	18,966	18,626	15,342	18,074	19,048

Total assets	$833,504	$808,717	$799,617	$786,074	$775,191

Liabilities and Shareholders’ Equity
Liabilities
Deposits:
Noninterest bearing demand deposits	$253,751	$255,567	$251,184	$256,738	$246,141
Savings and interest-bearing demand deposits	356,301	336,109	336,778	327,612	328,563
Time deposits	120,872	115,763	115,142	108,987	107,403

Total deposits	$730,924	$707,439	$703,104	$693,337	$682,107
Federal funds purchased and securities sold under agreements to repurchase	—	355	1,871	1,158	—
Federal Home Loan Bank advances	—	—	—	—	—
Other liabilities	9,838	9,739	7,043	6,749	8,285
Commitments and contingent liabilities	—	—	—	—	—

Total liabilities	$740,762	$717,533	$712,018	$701,244	$690,392

Shareholders’ Equity
Preferred stock, $10 par value	$—	$—	$—	$—	$—
Common stock, $2.50 par value	8,519	8,603	8,573	8,629	8,628
Surplus	11,183	12,116	11,992	12,680	12,491
Retained earnings	71,599	70,328	68,587	67,340	66,313
Accumulated other comprehensive income	1,441	137	(1,553)	(3,819)	(2,633)

Total shareholders’ equity	$92,742	$91,184	$87,599	$84,830	$84,799

Total liabilities and shareholders’ equity	$833,504	$808,717	$799,617	$786,074	$775,191

EAGLE FINANCIAL SERVICES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands)

Unaudited

	Three Months Ended
	6/30/2019	3/31/2019	12/31/2018	9/30/2018	6/30/2018
Interest and Dividend Income
Interest and fees on loans	$7,690	$7,518	$7,257	$7,092	$7,000
Interest on federal funds sold	1	—	—	1	—
Interest and dividends on securities available for sale:
Taxable interest income	760	785	767	701	670
Interest income exempt from federal income taxes	227	242	259	263	268
Dividends	16	16	16	16	15
Interest on deposits in banks	55	31	24	58	41

Total interest and dividend income	$8,749	$8,592	$8,323	$8,131	$7,994

Interest Expense
Interest on deposits	$1,055	$944	$796	$704	$563
Interest on federal funds purchased and securities sold under agreements to repurchase	5	23	15	1	10
Interest on Federal Home Loan Bank advances	—	—	—	—	—

Total interest expense	$1,060	$967	$811	$705	$573

Net interest income	$7,689	$7,625	$7,512	$7,426	$7,421
Provision For Loan Losses	256	194	529	140	(97)

Net interest income after provision for loan losses	$7,433	$7,431	$6,983	$7,286	$7,518

Noninterest Income
Income from fiduciary activities	$376	$282	$301	$316	$299
Service charges on deposit accounts	282	285	305	302	302
Other service charges and fees	1,191	1,071	992	1,172	1,048
Gain on the sale of bank premises and equipment	—	120	—	—	—
Gain (Loss) on sales of AFS securities	—	(3)	—	6	—
Officer insurance income	—	—	(19)	(20)	—
Other operating income	29	89	30	28	16

Total noninterest income	$1,878	$1,844	$1,609	$1,804	$1,665

Noninterest Expenses
Salaries and employee benefits	$3,874	$3,542	$3,486	$3,666	$3,406
Occupancy expenses	401	428	368	374	363
Equipment expenses	217	202	229	233	234
Advertising and marketing expenses	249	218	166	209	201
Stationery and supplies	37	29	49	42	47
ATM network fees	331	230	268	192	246
Other real estate owned expenses	—	—	15	24	7
(Gain) loss on foreclosure and sale of other real estate	70	—	—	987	282
FDIC assessment	53	53	56	56	55
Computer software expense	110	110	110	114	112
Bank franchise tax	164	146	152	152	145
Professional fees	237	385	218	260	283
Data processing fees	303	240	281	270	118
Other operating expenses	778	648	691	731	667

Total noninterest expenses	$6,824	$6,231	$6,089	$7,310	$6,166

Income before income taxes	2,487	3,044	$2,503	1,780	3,017
Income Tax Expense	361	472	422	(80)	496

Net income	$2,126	$2,572	$2,081	$1,860	$2,521

Earnings Per Share
Net income per common share, basic	$0.62	$0.74	$0.60	$0.54	$0.73

Net income per common share, diluted	$0.62	$0.74	$0.60	$0.54	$0.73

EAGLE FINANCIAL SERVICES, INC.

Average Balances, Income and Expenses, Yields and Rates

(dollars in thousands)

	For the Three Months Ended
	June 30, 2019			March 31, 2019			June 30, 2018
		Interest			Interest			Interest
	Average	Income/	Average	Average	Income/	Average	Average	Income/	Average
	Balance	Expense	Yield	Balance	Expense	Yield	Balance	Expense	Yield
Assets:
Securities:
Taxable	$110,498	$3,114	2.82%	$108,519	$3,249	2.99%	$97,433	$2,744	2.82%
Tax-Exempt (1)	32,841	1,150	3.50%	35,554	1,243	3.50%	38,678	1,357	3.51%

Total Securities	$143,339	$4,264	2.97%	$144,073	$4,492	3.12%	$136,111	$4,100	3.01%
Loans:
Taxable	$610,621	$30,418	4.98%	$593,870	$30,056	5.06%	$569,442	$27,612	4.85%
Nonaccrual	3,949	—	0.00%	2,322	—	0.00%	3,624	—	0.00%
Tax-Exempt (1)	12,020	541	4.50%	12,141	548	4.51%	8,378	586	6.99%

Total Loans	$626,590	$30,959	4.94%	$608,333	$30,604	5.03%	$581,444	$28,197	4.85%
Federal funds sold	206	5	2.27%	84	2	2.41%	83	1	1.78%
Interest-bearing deposits in other banks	9,232	221	2.39%	4,849	126	2.59%	9,437	172	1.83%

Total earning assets	$775,418	$35,448	4.57%	$755,017	$35,223	4.67%	$723,451	$32,471	4.49%
Allowance for loan losses	(5,773)			(5,545)			(4,651)
Total non-earning assets	50,957			46,534			50,895

Total assets	$820,602			$796,006			$769,695

Liabilities and Shareholders’ Equity:
Interest-bearing deposits:
NOW accounts	$88,052	$480	0.55%	$87,579	$452	0.52%	$92,079	$294	0.32%
Money market accounts	152,063	1,517	1.00%	140,737	1,308	0.93%	130,150	753	0.58%
Savings accounts	105,330	212	0.20%	103,806	209	0.20%	104,375	160	0.15%
Time deposits:
$100,000 and more	55,959	1,178	2.10%	51,768	1,048	2.02%	69,056	604	0.87%
Less than $100,000	62,112	846	1.36%	63,727	810	1.27%	36,749	445	1.21%

Total interest-bearing deposits	$463,516	$4,233	0.91%	$447,617	$3,827	0.85%	$432,409	$2,257	0.52%
Federal funds purchased and securities sold under agreements to repurchase	812	22	2.67%	3,486	103	2.97%	1,645	39	2.39%
Federal Home Loan Bank advances	—	—	0.00%	—	—	0.00%	—	—	0.00%
Trust preferred capital notes	—	—	0.00%	—	—	0.00%	—	—	0.00%

Total interest-bearing liabilities	$464,328	$4,255	0.92%	$451,103	$3,930	0.87%	$434,054	$2,296	0.53%

Noninterest-bearing liabilities:
Demand deposits	255,521			248,699			243,898
Other Liabilities	9,715			7,384			8,253

Total liabilities	$729,564			$707,186			$686,205
Shareholders’ equity	91,038			88,820			83,490

Total liabilities and shareholders’ equity	$820,602			$796,006			$769,695

Net interest income		$31,193			$31,293			$30,175

Net interest spread			3.66%			3.79%			3.96%
Interest expense as a percent of average earning assets			0.55%			0.52%			0.32%
Net interest margin			4.02%			4.14%			4.17%

(1)	Income and yields are reported on a tax equivalent basis using a federal tax rate of 21%.

EAGLE FINANCIAL SERVICES, INC.

Reconciliation of Tax-Equivalent Net Interest Income

(dollars in thousands)

	Three Months Ended
	6/30/2019	3/31/2019	12/31/2018	9/30/2018	6/30/2018
GAAP Financial Measurements:
Interest Income - Loans	$7,690	$7,518	$7,257	$7,092	$7,000
Interest Income - Securities and Other Interest-Earnings Assets	1,059	1,075	1066	1,039	994
Interest Expense - Deposits	1,055	944	797	704	563
Interest Expense - Other Borrowings	5	25	14	1	10

Total Net Interest Income	$7,689	$7,624	$7,512	$7,426	$7,421

Non-GAAP Financial Measurements:
Add: Tax Benefit on Tax-Exempt Interest Income - Loans	$28	$28	$29	$29	$31
Add: Tax Benefit on Tax-Exempt Interest Income - Securities	60	64	69	70	71

Total Tax Benefit on Tax-Exempt Interest Income	88	92	98	$99	$102

Tax-Equivalent Net Interest Income	$7,777	$7,716	$7,610	$7,525	$7,523